As filed with the Securities and Exchange Commission on August 30, 2017
Registration No.333- 219586

U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Pre-Effective Amendment No. 1
Post-Effective Amendment No. [   ]
(Check appropriate box or boxes)

360 FUNDS
(Exact Name of Registrant as Specified in Charter)

4520 Main Street, Suite 1425, Kansas City, MO 64111
(Address of Principal Executive Offices)

(Registrant’s Telephone Number, including (877) 244-6235

The Corporation Trust Company
Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801
(Name and Address of Agent for Service)

With copy to:
The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211

Title of Securities Being Registered: Class A, and Class I Shares of the Crow Point Defined Risk Global Equity Income Fund series of the Registrant.

No filing fee is required because the Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of shares.

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.

The Registrant hereby amends the Registration Statement to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such other date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 is being filed for the sole purpose of delaying the effectiveness of the Registrant’s initial Registration Statement on Form N-14 (File No. 333-219586) that was filed with the Commission July 31, 2017. This Pre-Effective Amendment incorporates by reference the information contained in Parts A and B of the initial Registration Statement on Form N-14 (File No. 333-219586) under the Securities Act of 1933, as filed with the Commission on July 31, 2017.

PART C

OTHER INFORMATION

Item 15. Indemnification

As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended, officers, trustees, employees and agents of the Registrant will not be liable to the Registrant, any shareholder, officer, trustee, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions.

The Registrant’s Trust Instrument (Exhibit 28(a) to the Registrant Statement), investment advisory agreements (Exhibit 28(d) to the Registration Statement), distribution agreements (Exhibit 28(e) to the Registration Statement) and administration agreements (Exhibits 28(h)(1), (h)(2), (h)(3), (h)(4) and (h)(5) to the Registrant Statement) provide for indemnification of certain persons acting on behalf of the Registrant. The Registrant may, from time to time, enter other contractual arrangements that provide for indemnification.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defenses of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Subject to the rules on incorporation by reference, give a list of all exhibits filed as part of the registration statement. Exhibits:

(1)	(a)(1)	Agreement and Declaration of Trust (“Trust Instrument”).[1]

(1)	(a)(2)	Certificate of Amendment to the Trust Instrument.[4]

(2)		By-Laws. [1]

(3)		Not applicable.

(4)		Form of Agreement and Plan of Reorganization (filed herewith as Appendix A to the Proxy Statement and Prospectus, filed with the SEC on July 31, 2017.

(5)		Instruments Defining Rights of Security Holders is incorporated by reference to Registrant’s Agreement and Declaration of Trust and By-Laws (Exhibit 1(b)).

(6)	(a)	Investment Advisory Agreement between the Registrant, on behalf of the Stringer Growth Fund and Stringer Moderate Growth Fund (the “Stringer Funds”), as Adviser.[10]

(6)	(b)	Investment Advisory Agreement between the Registrant, on behalf of the WP Large Cap Income Plus Fund, and Winning Points Advisors, LLC, as Adviser.[6]

(6)	(c)
Investment Advisory Agreement between the Registrant, on behalf of the IMS Capital Value Fund, IMS Strategic Income Fund and IMS Dividend Growth Fund (the “IMS Funds”), and IMS Capital Management, Inc., as Adviser.[8]

(6)	(d)	Investment Advisory Agreement between the Registrant, on behalf of the HedgeRow Income and Opportunity Fund, and Willard Mills Advisory LLC, as Adviser.[11]

(6)	(e)
Investment Advisory Agreement between the Registrant, on behalf of the M3Sixty Advisors Short Duration Fund, M3Sixty Advisors Total Return Fund, M3Sixty Advisors Absolute Return Fund and M3Sixty Advisors Concentrated Global Growth Fund (“M3Sixty Advisors Funds”), and M3Sixty Advisors, LLC, as Adviser.[16]

(6)	(f)	Investment Advisory Agreement between the Registrant, on behalf of the Crow Point Alternative Income Fund, and Crow Point Partners, LLC, as Adviser.[16]

(6)	(g)	Investment Advisory Agreement between the Registrant, on behalf of the EAS Crow Point Alternatives Fund, and Crow Point Partners, LLC, as Adviser.[16]

(6)	(h)	Investment Advisory Agreement between the Registrant, on behalf of the Crow Point Defined Risk Global Equity Income Fund, and Crow Point Partners, LLC, as Adviser.[16]

(7)	(a)	Distribution Agreement between the Registrant, on behalf of the Stringer Funds, and Matrix 360 Distributors, LLC, as Distributor.[14]

(7)	(b)	Distribution Agreement between the Registrant, on behalf of to the WP Large Cap Income Plus Fund, and Matrix 360 Distributors, LLC, as Distributor.[14]

(7)	(c)	Distribution Agreement between the Registrant, on behalf of the IMS Funds, and Matrix 360 Distributors, LLC, as Distributor.[14]

(7)	(d)	Distribution Agreement between the Registrant, on behalf of the HedgeRow Income and Opportunity Fund, and Matrix 360 Distributors, LLC, as Distributor.[14]

(7)	(e)	Distribution Agreement between the Registrant, on behalf of the M3Sixty Advisors Funds, and Matrix 360 Distributors, LLC, as Distributor.[16]

(7)	(f)	Distribution Agreement between the Registrant, on behalf of the Crow Point Alternative Income Fund and Matrix 360 Distributors, LLC, as Distributor.[16]

(7)	(g)	Distribution Agreement between the Registrant, on behalf of the EAS Crow Point Alternatives Fund and Matrix 360 Distributors, LLC, as Distributor.[16]

(7)	(h)	Distribution Agreement between the Registrant, on behalf of the Crow Point Defined Risk Global Equity Income Fund and Matrix 360 Distributors, LLC, as Distributor.[16]

(8)		Not applicable.

(9)	(a)	Custodian Agreement between the Registrant, on behalf of the Stringer Growth Fund, and Fifth Third Bank, N.A., as Custodian.[5]

(9)	(b)	First Amendment to Custodian Agreement between the Registrant, on behalf of the Stringer Moderate Growth Fund, and Fifth Third Bank, N.A., as Custodian.[10]

(9)	(c)	Custodian Agreement between the Registrant, on behalf of the WP Large Cap Income Plus Fund, and Fifth Third Bank, N.A., as Custodian.[6]

(9)	(d)	Custodian Agreement between the Registrant, on behalf of the IMS Funds, and Huntington National Bank, as Custodian.[8]

(9)	(e)	Custodian Agreement between the Registrant, on behalf of the HedgeRow Income and Opportunity Fund, and Fifth Third Bank, N.A., as Custodian.[15]

(9)	(f)	Custodian Agreement between the Registrant, on behalf of the M3Sixty Advisors Funds, and Fifth Third Bank, N.A., as Custodian.[16]

(9)	(g)	Custodian Agreement between the Registrant, on behalf of the Crow Point Alternative Income Fund, and Fifth Third Bank, N.A., as Custodian.[16]

(9)	(h)	Custodian Agreement between the Registrant, on behalf of the EAS Crow Point Alternatives Fund, and Fifth Third Bank, N.A., as Custodian.[16]

(9)	(i)	Custodian Agreement between the Registrant, on behalf of the Crow Point Defined Risk Global Equity Income Fund, and Fifth Third Bank, N.A., as Custodian.[16]

(10)	(a)(1)	Distribution Plan under Rule 12b-1 for the Stringer Funds.[10]

(10)	(a)(2)	Distribution Plan under Rule 12b-1 for the WP Large Cap Income Plus Fund.[6]

(10)	(a)(3)	Distribution Plan under Rule 12b-1 for the HedgeRow Income and Opportunity Fund.[11]

(10)	(a)(4)	Distribution Plan under Rule 12b-1 for the M3Sixty Advisors Funds.[16]

(10)	(a)(5)	Distribution Plan under Rule 12b-1 for the Crow Point Alternative Income Fund.[16]

(10)	(a)(6)	Distribution Plan under Rule 12b-1 for the EAS Crow Point Alternatives Fund.[16]

(10)	(a)(7)	Distribution Plan under Rule 12b-1 for the Crow Point Defined Risk Global Equity Income Fund. [16]

(10)	(b)(1)	Rule 18f-3 Plan for the Stringer Funds.[10]

(10)	(b)(2)	Rule 18f-3 Plan for the WP Large Cap Income Plus Fund.[6]

(10)	(b)(3)	Rule 18f-3 Plan for the HedgeRow Income and Opportunity Fund.[11]

(10)	(b)(4)	Rule 18f-3 Plan for the M3Sixty Advisors Funds.[16]

(10)	(b)(5)	Rule 18f-3 Plan for the EAS Crow Point Alternatives Fund.[16]

(10)	(b)(6)	Rule 18f-3 Plan for the Crow Point Defined Risk Global Equity Income Fund.[16]

(11)	(a)	Opinion and Consent of Kilpatrick Stockton LLP regarding the legality of securities registered with respect to the Stringer Growth Fund.[5]

(11)	(b)	Opinion and Consent of Graydon Head & Ritchey LLP regarding the legality of securities registered with respect to the Stringer Moderate Growth Fund. [10]

(11)	(c)	Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the Stringer Funds.[15]

(11)	(d)	Opinion and Consent of Graydon Head & Ritchey LLP regarding the legality of securities registered with respect to the WP Large Cap Income Plus Fund.[6]

(11)	(e)	Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the WP Large Cap Income Plus Fund.[13]

(11)	(f)	Opinion and Consent of Graydon Head & Ritchey LLP regarding the legality of securities registered with respect to the IMS Funds.[8]

(11)	(g)	Opinion and Consent of Graydon Head & Ritchey LLP regarding the legality of securities registered with respect to the HedgeRow Income and Opportunity Fund.[11]

(11)	(h)	Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the HedgeRow Income and Opportunity Fund.[14]

(11)	(i)	Opinion and Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the M3Sixty Advisors Funds.[16]

(11)	(j)	Opinion and Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the Crow Point Alternative Income Fund.[16]

(11)	(k)	Opinion and Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the EAS Crow Point Alternatives Fund.[16]

(11)	(l)	Opinion and Consent of The Law Offices of John H. Lively & Associates, Inc. with respect to the Crow Point Defined Risk Global Equity Income Fund.[16]

(11)	(m)	Form of Opinion and Consent of Counsel regarding tax matters, filed with the SEC on July 31, 2017.

(11)	(n)
Opinion and Consent of Counsel regarding the legality of the securities being registered with respect to the Reorganization of the Crow Point Alternative Income Fund into the Crow Point Alternative Income Fund of the Trust.

(11)	(o)
Opinion and Consent of Counsel regarding the legality of the securities being registered with respect to the Reorganization of the EAS Crow Point Alternatives Fund into the EAS Crow Point Alternatives Fund of the Trust.

(11)	(p)
Opinion and Consent of Counsel regarding the legality of the securities being registered with respect to the Reorganization of the Crow Point Defined Risk Global Equity Fund into the Crow Point Defined Risk Global Equity Fund of the Trust. (filed herewith)

(12)		Not applicable.

(13)	(a)(1)	Investment Company Services Agreement between the Registrant, on behalf of the Stringer Funds, and M3Sixty Administration, LLC, as Administrator.[10]

(13)	(a)(2)	Investment Company Services Agreement between the Registrant, on behalf of the WP Large Cap Income Plus Fund, and M3Sixty Administration, LLC, as Administrator.[6]

(13)	(a)(3)	Investment Company Services Agreement between the Registrant, on behalf of the IMS Funds, and M3Sixty Administration, LLC, as Administrator.[8]

(13)	(a)(4)	Investment Company Services Agreement between the Registrant, on behalf of the HedgeRow Income and Opportunity Fund, and M3Sixty Administration, LLC, as Administrator.[14]

(13)	(a)(5)	Investment Company Services Agreement between the Registrant, on behalf of the M3Sixty Advisors Funds, and M3Sixty Administration, LLC, as Administrator.[16]

(13)	(a)(6)	Investment Company Services Agreement between the Registrant, on behalf of the Crow Point Alternative Income Fund, and M3Sixty Administration, LLC, as Administrator.[16]

(13)	(a)(7)	Investment Company Services Agreement between the Registrant, on behalf of the EAS Crow Point Alternatives Fund, and M3Sixty Administration, LLC, as Administrator.[16]

(13)	(a)(8)	Investment Company Services Agreement between the Registrant, on behalf of the Crow Point Defined Risk Global Equity Income Fund, and M3Sixty Administration, LLC, as Administrator.[16]

(13)	(b)(1)	Amended Expense Limitation Agreement between the Registrant, on behalf of the Stringer Funds, and Stringer Asset Management, LLC, as Adviser.[15]

(13)	(b)(2)	Expense Limitation Agreement between the Registrant, on behalf of the IMS Funds, and IMS Capital Management, Inc., as Adviser.[9]

(13)	(b)(3)	Expense Limitation Agreement between the Registrant, on behalf of the HedgeRow Income and Opportunity Fund, and Willard Mills Advisory LLC, as Adviser.[15]

(13)	(b)(4)
Expense Limitation Agreement between the Registrant, on behalf of the M3Sixty Advisors Short Duration Fund, M3Sixty Advisors Total Return Fund and M3Sixty Advisors Absolute Return Fund, and M3Sixty Advisors, LLC, as Adviser.[16]

(13)	(b)(5)	Expense Limitation Agreement between the Registrant, on behalf of the Crow Point Alternative Income Fund, and Crow Point Partners, LLC, as Adviser.[16]

(13)	(b)(6)	Expense Limitation Agreement between the Registrant, on behalf of the EAS Crow Point Alternatives Fund, and Crow Point Partners, LLC, as Adviser.[16]

(13)	(b)(7)	Expense Limitation Agreement between the Registrant, on behalf of the Crow Point Defined Risk Global Equity Income Fund, and Crow Point Partners, LLC, as Adviser.[16]

(14)	(a)	Consent of Independent Registered Public Accounting Firm with respect to the Stringer Funds.[15]

(14)	(b)	Consent of Independent Registered Public Accounting Firm with respect to the WP Large Cap Income Plus Fund.[13]

(14)	(c)	Consent of Independent Registered Public Accounting Firm with respect to the HedgeRow Income and Opportunity Fund.[14]

(14)	(d)	Consent of Independent Registered Public Accounting Firm with respect to the IMS Funds.[8]

(14)	(e)	Consent of Independent Registered Public Accounting Firm with respect to the M3Sixty Advisors Funds.[16]

(14)	(f)	Consent of Independent Registered Public Accounting Firm with for the Crow Point Alternative Income Fund.[16]

(14)	(g)	Consent of Independent Registered Public Accounting Firm with for the EAS Crow Point Alternatives Fund. [16]

(14)	(h)	Consent of Independent Registered Public Accounting Firm with respect to the Crow Point Defined Risk Global Equity Income Fund, filed with the SEC on July 31, 2017.

(15)		Not applicable.

(16)		Copy of Powers of Attorney, filed with the SEC on July 31, 2017.

(17)	(a)(1)	Code of Ethics for the Registrant.[4]

(17)	(a)(2)	Code of Ethics for Stringer Asset Management, LLC.[12]

(17)	(a)(3)	Code of Ethics for Winning Points Advisors, LLC.[6]

(17)	(a)(4)	Code of Ethics for IMS Capital Management, Inc.[7]

(17)	(a)(5)	Code of Ethics for Willard Mills Advisory LLC.[11]

(17)	(a)(6)	Code of Ethics for M3Sixty Advisors, LLC.[16]

(17)	(a)(7)	Code of Ethics for Crow Point Partners, LLC.[16]

(17)	(a)(8)	Code of Ethics for the Distributor.[14]

(17)	(b)	Forms of Voting Instruction and Proxy Cards, filed with the SEC on July 31, 2017.

All Exhibits filed previously are herein incorporated by reference as follows:

	1.	Incorporated herein by reference to the Registrant's Registration Statement on Form N-1A filed March 14, 2005.
	2.	Incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A filed June 13, 2005.
	3.	Incorporated herein by reference to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form N-1A filed August 21, 2008.
	4.	Incorporated herein by reference to Post-Effective Amendment No. 11 to the Registrant’s Registration Statement on Form N-1A filed August 26, 2011.
	5.	Incorporated herein by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A filed March 27, 2013.
	6.	Incorporated herein by reference to Post-Effective Amendment No. 20 to the Registrant’s Registration Statement on Form N-1A filed October 10, 2013
	7.	Incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s Registration Statement on Form N-1A filed March 14, 2014.

8.	Incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement on Form N-1A filed June 20, 2014.
9.	Incorporated herein by reference to Post-Effective Amendment No. 33 to the Registrant’s Registration Statement on Form N-1A filed October 31, 2014.
10.	Incorporated herein by reference to Post-Effective Amendment No. 38 to the Registrant’s Registration Statement on Form N-1A filed March 26, 2015.
11.	Incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement on Form N-1A filed December 21, 2015.
12.	Incorporated herein by reference to Post-Effective Amendment No. 65 to the Registrant’s Registration Statement on Form N-1A filed June 28, 2016.
13.	Incorporated herein by reference to Post-Effective Amendment No. 69 to the Registrant’s Registration Statement on Form N-1A filed December 30, 2016.
14.	Incorporated herein by reference to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement on Form N-1A filed March 30, 2017.
15.	Incorporated herein by reference to Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A filed June 16, 2017.
16.	To be Filed by Amendment.

Item 17. Undertakings

(1)
The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)
The undersigned Registrant agrees to file by Post-Effective Amendment the opinion and consent of counsel regarding the tax consequences of the proposed reorganizations as required by Item 16(12) of Form N-14 upon closing of the Reorganizations.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant 360 Funds, has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City and State of Missouri on this 30th day of August, 2017.

360 Funds

By:	/s/ Randall Linscott
Randall Linscott, President and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form N-14 has been signed by the following persons in the capacities and on the dates indicated.

*		August 30, 2017
Art Falk, Trustee		Date
*		August 30, 2017
Thomas Krausz, Trustee		Date
*		August 30, 2017
Gary DiCenzo, Trustee		Date
*		August 30, 2017
Tom M. Wirtshafter, Trustee		Date
/s/ Randall Linscott		August 30, 2017
Randall Linscott, Trustee and President		Date
/s/ Larnell Smith		August 30, 2017
Larnell Smith, Treasurer		Date
* By:	/s/ Randall Linscott	August 30, 2017
Randall Linscott, Attorney-in-Fact		Date

*	Attorney-in-fact pursuant to Powers of Attorney